Exhibit 99.1

Media Contact Meghan Thompson 203-578-2287 mthompson@websterbank.com	Investor Contact Terry Mangan 203-578-2318 tmangan@websterbank.com

WEBSTER NET INCOME INCREASES 12 PERCENT IN FIRST QUARTER

WATERBURY, Conn., April 19, 2005 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced a 12 percent increase in net income to $47.5 million in the first quarter from $42.3 million a year ago. Net income per diluted share was $.88 in the first quarter compared to $.90 a year ago. Net income per share included $.01 from gains on the sale of securities in the first quarter while the year-ago period included $.08 of gains. Diluted shares outstanding in the first quarter include 6.7 million shares issued in last year’s second quarter acquisition of FIRSTFED AMERICA BANCORP, INC. (FIRSTFED).

Cash net income, which adds stock-based compensation and intangible amortization expenses back to net income, increased by 14 percent to $52.1 million from $45.6 million a year ago. Cash net income per share was $.96 in the first quarter compared to $.97 a year ago while the cash return on average tangible equity improved to 23.4 percent from 20.9 percent a year ago.

“We are pleased with the high quality of first quarter results and the measurable progress toward achieving our strategic and financial goals,” said Webster Chairman and Chief Executive Officer James C. Smith. “Strong performance included improvement in the net interest margin, solid asset quality and expense control even as we continue to invest in our de novobranching initiative and our information technology platform. In addition, Webster entered the rapidly growing health savings account market with the acquisition of an established industry leader, HSA Bank.”

Revenues

Total revenues (net interest income plus total noninterest income) were $181.3 million in the first quarter, compared to $160.5 million a year ago, an increase of 13 percent. Adjusting for securities gains in both periods and for the sale of Duff & Phelps in the first quarter of 2004, total revenues would have grown by 19 percent.

Net interest income was $128.2 million in the first quarter of 2005, compared to $105.8 million in the year-ago period and $127.6 million in the fourth quarter. The increase over the prior year reflects double-digit growth in the loan portfolio and a higher net interest margin, while the increase over the fourth quarter is due to a higher net interest margin partially offset by lower earning assets attributable to the balance sheet de-leveraging in the fourth quarter.

Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) improved 23 basis points to 3.32 percent from 3.09 percent in the year-ago period and compares to 3.25 percent in the fourth quarter. The increases reflect the benefit of the de-leveraging and the impact of higher interest rates on earning asset yields.

The provision for loan losses totaled $3.5 million in the first quarter and exceeded net-charge-offs by $2.4 million. This compares to a provision of $5.0 million a year ago, which exceeded net charge-offs by $1.9 million. The reduction in the provision is due to Webster’s improved asset quality and the reduced level of net charge-offs. The annualized net charge-off ratio was 0.04 percent of average loans in the first quarter compared to 0.13 percent a year ago.

In the first quarter of 2005, total noninterest income was $53.0 million compared to $54.7 million in the year-ago period. Excluding securities gains and the sale of Duff & Phelps, noninterest income increased in the first quarter to $52.3 million from $45.4 million in the year-ago period.

Webster’s core fee revenues reflect growth in our businesses over the past year and the acquisition of FIRSTFED. Revenues from deposit service fees, insurance, loan and loan servicing and wealth management totaled $45.3 million in the first quarter and grew by 11 percent compared to a year ago. Deposit service fees totaled $19.1 million and grew by 11 percent from a year ago. Consistent with an industry trend, deposit service fees on a linked-quarter basis declined by $1.6 million, a larger than normal amount than in prior years. Gains on sales of loans and loan servicing totaled $2.5 million in the quarter and increased by $1.5 million from a year ago primarily as a result of increased volumes of mortgage loan originations through Webster’s People’s Mortgage Corporation subsidiary. Other income of $2.2 million in the first quarter included $1.2 million of non-recurring insurance proceeds.

Expenses

      Total noninterest expenses for the 2005 first quarter were $107.8 million, which includes $1.1 million of non-recurring charges under Webster’s core infrastructure conversion project, compared to $92.1 million in the year-ago period. Adjusting each period for acquisitions, Duff & Phelps, investments in de novo branch expansion and the core infrastructure conversion, total noninterest expenses were $90.8 million in the first quarter and $86.6 million a year ago for an increase of 5 percent.

      Further adjusting the $90.8 million for $12.0 million of FIRSTFED operating expenses in the first quarter, expenses totaled $102.8 million and were flat with the fourth quarter when $45.8 million in debt prepayment penalties and $3.4 million of non-recurring items are removed from that quarter. The deceleration of expense growth reflects Webster’s ongoing efforts to streamline processes and control discretionary costs while continuing to invest for the future.

Balance Sheet Trends

At March 31, 2005, total assets were $17.4 billion, up 15 percent from $15.1 billion a year ago. Total loans of $11.7 billion at March 31, 2005 increased 23 percent from $9.5 billion the prior year, while deposits were $11.0 billion, up 28 percent from $8.6 billion a year ago. Excluding the FIRSTFED and HSA Bank acquisitions, total loans increased by 7 percent over the past year while total deposits increased 8 percent.

“The acquisition of HSA Bank on March 1 brought Webster $155 million in deposits, and our de novo branch expansion program generated $53 million in new deposits during the quarter,” stated Webster President and Chief Operating Officer William T. Bromage. “As a result, we are able to reduce our reliance on borrowed money at a time of rising interest rates and improve our overall balance sheet structure.”

At the end of the first quarter, commercial loans including commercial real estate were $4.4 billion, up 29 percent from $3.4 billion a year ago. Commercial real estate loans were $1.7 billion, up 31 percent from last year. Consumer loans, primarily home equity loans and lines, increased 20 percent to $2.6 billion compared to $2.2 billion a year ago. Excluding FIRSTFED, commercial loans including commercial real estate were up 13 percent, commercial real estate loans were up 16 percent, and consumer loans increased 9 percent. Commercial and consumer loans comprised 60 percent of total loans at March 31, 2005 compared to 58 percent a year ago.

Core deposits (consisting of checking, money market and savings accounts) of $7.1 billion at March 31, 2005 increased by 22 percent from a year ago and represented 65 percent of total deposits. Excluding FIRSTFED and HSA Bank, core deposits grew 10 percent. Webster’s overall growth in deposits has been driven in part by its High Performance Checking products and continued growth of its de novo branches in Fairfield County, Connecticut and Westchester County, New York.

Book value per common share of $29.07 at March 31, 2005 increased from $26.18 a year ago. Tangible book value per share of $16.26 at March 31, 2005 decreased from $19.60 last year, principally reflecting an increase in intangible assets related to the FIRSTFED acquisition.

Asset Quality

Nonperforming assets totaled $49.1 million or 0.28 percent of total assets at March 31, 2005, compared to $41.3 million or 0.27 percent a year ago and $39.2 million or 0.23 percent at December 31, 2004.

“Webster’s disciplined approach to credit risk management has resulted in strong reserve coverage and a low net charge-off ratio that ranks among the best in our peer group,” stated Webster Chief Financial Officer William J. Healy. “Our adherence to consistent standards allows us to manage and control risk in the loan portfolio.”

The allowance for loan losses was $152.5 million, or 1.30 percent of total loans at March 31, 2005, compared to $123.6 million, or 1.30 percent, a year ago and $150.1 million, or 1.28 percent, at December 31, 2004. The ratio of the allowance to nonperforming loans at March 31, 2005 was 334 percent compared to 338 percent a year ago and 416 percent at December 31, 2004.

Strategic Actions

On March 1, 2005, Webster completed the acquisition of Eastern Wisconsin Bancshares, Inc., the holding company of State Bank of Howards Grove, which operates under the trade name HSA Bank. Webster is divesting State Bank’s retail branches and related loans and deposits and retaining the bank’s HSA operation and HSA deposits, which totaled $169 million at March 31, 2005 compared to $95 million when the acquisition was announced on September 7, 2004.

Webster completed the organizational phase of its integration of the former FIRSTFED division on April 5, 2005. The Webster brand was officially introduced to the Massachusetts and Rhode Island markets with a signage unveiling ceremony at its Swansea-based regional headquarters.

During the first quarter, Webster opened new branches in Norwalk and Bridgeport, Connecticut, increasing its presence in Fairfield County. Webster now operates 21 branch locations in 14 Fairfield County towns.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.4 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 153 banking offices, 291 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.

***

Conference Call

A conference call covering Webster’s 2005 first quarter earnings announcement will be held today, Tuesday, April 19, at 11:00 a.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8291 or 201-689-8345 internationally. The call will be archived on the website and available for future retrieval.

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2004.

For reconciliation of cash basis income to net income, see accompanying financial tables elsewhere in this report.

Webster Financial Corporation

Selected Financial Highlights (unaudited)

	At or for the Three
	Months Ended March 31,
(In thousands, except per share data)	2005	2004

Net income and performance ratios (annualized):

Net income	$47,495	$42,323
Net income per diluted common share	0.88	0.90
Return on average shareholders’ equity	12.13%	14.28%
Return on average tangible equity	21.37	19.34
Return on average assets	1.11	1.15
Noninterest income as a percentage of total revenue	29.26	34.09
Efficiency Ratio (a)	59.46	57.40

Cash income and performance ratios (annualized) (b):

Net income	$47,495	$42,323
Stock-based compensation, net of tax	1,420	647
Intangible amortization, net of tax	3,186	2,660

Cash income	52,101	45,630

Cash income per diluted common share	0.96	0.97
Cash return on average shareholders’ equity	13.31%	15.40%
Cash return on average tangible equity	23.44	20.85
Cash return on average assets	1.22	1.24

Asset quality:

Allowance for loan losses	$152,519	$123,613
Nonperforming assets	49,130	41,262
Allowance for loan losses / total loans	1.30%	1.30%
Net charge-offs/ average loans (annualized)	0.04	0.13
Nonperforming loans / total loans	0.39	0.38
Nonperforming assets / total assets	0.28	0.27
Allowance for loan losses / nonperforming loans	334.21	338.30

Other ratios (annualized):

Tangible capital ratio	5.08%	6.02%
Shareholders’ equity / total assets	8.98	8.03
Interest-rate spread	3.28	3.04
Net interest margin	3.32	3.09

Share related:

Book value per common share	$29.07	$26.18
Tangible book value per common share	16.26	19.60
Common stock closing price	45.41	50.71
Dividends declared per common share	0.23	0.21

Common shares issued and outstanding	53,787	46,299
Basic shares (average)	53,571	46,146
Diluted shares (average)	54,217	47,059

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	Cash income represents net income excluding the after tax effects of non-cash charges related to the amortization of intangible assets and stock-based compensation, which includes stock options and restricted stock.

(c)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

Consolidated Statements of Condition (unaudited)

	March 31,	December 31,	March 31,
(In thousands)	2005	2004	2004

Assets:

Cash and due from depository institutions	$266,088	$248,825	$230,137
Short-term investments	79,676	17,629	22,130

Securities:
Trading, at fair value	1,038	—	2,845
Available for sale, at fair value	2,591,270	2,494,406	4,231,102
Held-to-maturity securities	1,212,934	1,229,613	200,531

Total securities	3,805,242	3,724,019	4,434,478

Loans held for sale	352,233	147,211	135,771

Loans:
Residential mortgages	4,722,897	4,775,344	3,972,123
Commercial	2,674,901	2,584,738	2,101,195
Commercial real estate	1,690,973	1,715,047	1,288,509
Consumer	2,608,303	2,637,646	2,169,011

Total loans	11,697,074	11,712,775	9,530,838
Allowance for loan losses	(152,519)	(150,112)	(123,613)

Loans, net	11,544,555	11,562,663	9,407,225

Accrued interest receivable	67,953	63,406	51,297
Premises and equipment, net	161,635	149,069	99,866
Goodwill and intangible assets	714,490	694,165	322,483
Cash surrender value of life insurance	230,823	228,120	182,511
Prepaid expenses and other assets	190,133	185,490	204,372

Total Assets	$17,412,828	$17,020,597	$15,090,270

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,426,798	$1,409,682	$1,081,455
NOW accounts	1,535,595	1,368,213	1,098,972
Money market deposit accounts	1,904,158	1,996,918	1,779,468
Savings accounts	2,276,623	2,253,073	1,891,298
Certificates of deposit	3,545,287	3,376,718	2,676,910

Total retail deposits	10,688,461	10,404,604	8,528,103
Treasury deposits	295,073	166,684	109,979
Deposits held in divested branches	48,301	—	—

Total deposits	11,031,835	10,571,288	8,638,082

Federal Home Loan Bank advances	2,319,722	2,590,335	2,437,014
Securities sold under agreements to repurchase and other short-term debt	1,670,950	1,428,483	2,150,719
Other long-term debt	674,240	680,015	532,760
Accrued expenses and other liabilities	142,910	196,925	110,156

Total liabilities	15,839,657	15,467,046	13,868,731

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,563,594	1,543,974	1,211,962

Total Liabilities and Shareholders’ Equity	$17,412,828	$17,020,597	$15,090,270

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2005	2004

Interest income:
Loans	$158,787	$118,591
Securities and short-term investments	40,899	44,608
Loans held for sale	2,732	1,070

Total interest income	202,418	164,269

Interest expense:
Deposits	35,868	25,830
Borrowings	38,318	32,633

Total interest expense	74,186	58,463

Net interest income	128,232	105,806
Provision for loan losses	3,500	5,000

Net interest income after provision for loan losses	124,732	100,806

Noninterest income:
Deposit service fees	19,129	17,185
Insurance revenue	11,802	11,638
Loan and loan servicing fees	8,929	6,649
Wealth and investment services	5,395	5,116
Financial advisory services	—	3,808
Gain on sale of loans and loan servicing, net	2,536	1,025
Increase in cash surrender value of life insurance	2,238	1,954
Other	2,243	1,848

	52,272	49,223
Gain on sale of securities	756	5,500

Total noninterest income	53,028	54,723

Noninterest expenses:
Compensation and benefits	57,902	53,127
Occupancy	10,859	8,365
Furniture and equipment	10,798	7,641
Intangible amortization	4,902	4,092
Marketing	3,283	2,984
Professional services	3,770	2,899
Conversion and infrastructure costs	1,134	—
Acquisition costs	178	—
Other	14,948	13,033

Total noninterest expenses	107,774	92,141

Income before income taxes	69,986	63,388
Income taxes	22,491	21,065

Net income	$47,495	$42,323

Diluted shares (average)	54,217	47,059

Net income per common share:
Basic	$0.89	$0.92
Diluted	0.88	0.90

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	Dec. 31	Sept. 30,	June 30,	March 31,
(In thousands, except per share data)	2005	2004	2004	2004	2004

Interest income:
Loans	$158,787	$154,177	$145,456	$129,084	$118,591
Securities and short-term investments	40,899	42,807	45,541	45,162	44,608
Loans held for sale	2,732	1,718	1,755	2,139	1,070

Total interest income	202,418	198,702	192,752	176,385	164,269

Interest expense:
Deposits	35,868	32,993	32,611	29,172	25,830
Borrowings	38,318	38,109	38,853	33,746	32,633

Total interest expense	74,186	71,102	71,464	62,918	58,463

Net interest income	128,232	127,600	121,288	113,467	105,806
Provision for loan losses	3,500	4,000	4,000	5,000	5,000

Net interest income after provision for loan losses	124,732	123,600	117,288	108,467	100,806

Noninterest income:
Deposit service fees	19,129	20,712	20,596	19,250	17,185
Insurance revenue	11,802	10,348	10,924	10,596	11,638
Loan and loan servicing fees	8,929	7,727	6,893	7,305	6,649
Wealth and investment services	5,395	5,198	6,044	5,849	5,116
Financial advisory services	—	—	—	—	3,808
Gain on sale of loans and loan servicing, net	2,536	2,492	4,467	5,321	1,025
Increase in cash surrender value of life insurance	2,238	2,283	2,421	2,177	1,954
Other	2,243	2,692	1,912	964	1,848

	52,272	51,452	53,257	51,462	49,223
Gain (loss) on sale of securities	756	(2,646)	5,843	5,616	5,500

Total noninterest income	53,028	48,806	59,100	57,078	54,723

Noninterest expenses:
Compensation and benefits	57,902	57,128	55,406	53,659	53,127
Occupancy	10,859	9,909	9,144	8,402	8,365
Furniture and equipment	10,798	10,889	10,103	8,993	7,641
Intangible amortization	4,902	4,844	4,827	4,582	4,092
Marketing	3,283	2,533	4,233	3,630	2,984
Professional services	3,770	5,523	4,294	2,938	2,899
Conversion and infrastructure costs	1,134	300	200	—	—
Acquisition cost	178	426	—	265	—
Debt prepayment penalties	—	45,761	—	—	—
Other	14,948	16,735	15,562	14,710	13,033

Total noninterest expenses	107,774	154,048	103,769	97,179	92,141

Income before income taxes	69,986	18,358	72,619	68,366	63,388
Income taxes	22,491	2,052	23,258	22,523	21,065

Net income	$47,495	$16,306	$49,361	$45,843	$42,323

Diluted shares (average)	54,217	54,045	53,767	50,475	47,059

Net income per common share:
Basic	$0.89	$0.31	$0.93	$0.92	$0.92
Diluted	0.88	0.30	0.92	0.91	0.90

Retail and Wholesale Interest-Rate Spreads (unaudited)

	March	December	September	June	March
Three Months Ended,	2005	2004	2004	2004	2004

Interest-rate spread
Total interest-earning assets	5.22%	5.02%	4.82%	4.68%	4.78%
Total interest-bearing liabilities	1.94	1.80	1.78	1.69	1.74

Interest-rate spread	3.28%	3.22%	3.04%	2.99%	3.04%
Net interest margin	3.32	3.25	3.06	3.02	3.09

Retail interest-rate spread
Yield on loans and loans held for sale	5.44%	5.25%	5.07%	4.93%	5.05%
Cost of deposits	1.37	1.25	1.25	1.23	1.24

Spread	4.07%	4.00%	3.82%	3.70%	3.81%

Wholesale interest-rate spread
Yield on securities and short-term investments	4.52%	4.37%	4.18%	4.09%	4.19%
Cost of borrowings	3.23	2.91	2.80	2.50	2.56

Spread	1.29%	1.46%	1.38%	1.59%	1.63%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended March 31,	2005			2004
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$11,685,261	$158,787	5.45%	$9,368,169	$118,591	5.05%
Securities	3,750,867	42,690	4.54 (c)	4,331,501	45,161	4.22 (c)
Loans held for sale	213,952	2,732	5.11	85,276	1,070	5.02
Short-term investments	26,855	141	2.10	35,759	66	0.73

Total interest-earning assets	15,676,935	204,350	5.22	13,820,705	164,888	4.78

Noninterest-earning assets	1,401,298			889,392

Total assets	$17,078,233			$14,710,097

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,345,366	—	—	$1,058,849	—	—
Savings, NOW and money market deposit accounts	5,604,282	12,959	0.94	4,539,038	8,984	0.80
Time deposits	3,692,642	22,909	2.52	2,789,750	16,846	2.43

Total deposits	10,642,290	35,868	1.37	8,387,637	25,830	1.24

Federal Home Loan Bank advances	2,407,150	18,587	3.09	2,428,829	19,004	3.10
Repurchase agreements and other short-term debt	1,659,605	9,543	2.30	2,093,519	5,431	1.03
Other long-term debt	681,120	10,188	5.98	532,760	8,198	6.16

Total borrowings	4,747,875	38,318	3.23	5,055,108	32,633	2.56

Total interest-bearing liabilities	15,390,165	74,186	1.94	13,442,745	58,463	1.74

Noninterest-bearing liabilities	112,679			72,405

Total liabilities	15,502,844			13,515,150

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,565,812			1,185,370

Total liabilities and shareholders’ equity	$17,078,233			$14,710,097

		130,164			106,425
Less: tax-equivalent adjustment		(1,932)			(619)

Net interest income		$128,232			$105,806

Interest-rate spread			3.28%			3.04%

Net interest margin			3.32%			3.09%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
( Dollars in thousands)	2005	2004	2004	2004	2004

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$17,112	$14,624	$12,407	$15,895	$16,851
Equipment financing	3,800	3,383	4,501	5,021	5,561

Total commercial	20,912	18,007	16,908	20,916	22,412

Commercial real estate	15,609	8,431	11,157	13,757	5,583
Residential	7,528	7,796	7,695	8,599	7,941
Consumer	1,586	1,894	1,204	826	604

Total nonperforming loans	45,635	36,128	36,964	44,098	36,540

Loans held for sale	492	—	—	—	—

Other real estate owned and repossessed assets:
Commercial	2,472	2,824	2,482	3,192	4,273
Residential	446	100	527	238	325
Consumer	85	114	20	130	124

Total other real estate owned and repossessed assets	3,003	3,038	3,029	3,560	4,722

Total nonperforming assets	$49,130	$39,166	$39,993	$47,658	$41,262

Allowance for Loan Losses

Beginning balance	$150,112	$148,179	$146,511	$123,613	$121,674
Allowance for purchased loans	—	617	—	20,081	—
Provision	3,500	4,000	4,000	5,000	5,000

Charge-offs:
Commercial	2,155	3,432	3,556	2,646	3,075
Residential	167	367	92	187	983
Consumer	142	147	195	174	97

Total charge-offs	2,464	3,946	3,843	3,007	4,155
Recoveries	(1,371)	(1,262)	(1,511)	(824)	(1,094)

Net loan charge-offs	1,093	2,684	2,332	2,183	3,061

Ending balance	$152,519	$150,112	$148,179	$146,511	$123,613

Asset Quality Ratios:

Allowance for loan losses / total loans	1.30%	1.28%	1.28%	1.30%	1.30%
Net charge-offs/ average loans (annualized)	0.04	0.09	0.08	0.08	0.13
Nonperforming loans / total loans	0.39	0.31	0.32	0.39	0.38
Nonperforming assets / total assets	0.28	0.23	0.22	0.28	0.27
Allowance for loan losses / nonperforming loans	334.21	415.50	400.87	332.24	338.30